Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Sirius XM Radio Inc:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Sirius XM Radio Inc. of our reports dated March 10, 2009, with respect to the consolidated balance sheet of Sirius XM Radio Inc. and subsidiaries (the Company) as of December 31, 2008 and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss, and cash flows for the year ended December 31, 2008, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the Annual Report on Form 10-K for the year ended December 31, 2008 of Sirius XM Radio Inc. incorporated herein by reference.

/s/ KPMG LLP
New York, NY
May 13, 2009